Exhibit 99.1

FOR IMMEDIATE RELEASE

DICK’S SPORTING GOODS NAMES SANDEEP MATHRANI AND DESIREE RALLS-MORRISON TO ITS BOARD OF DIRECTORS

PITTSBURGH (September 22, 2020) – DICK’S Sporting Goods, Inc. (NYSE: DKS), the largest U.S.-based omni-channel sporting goods retailer, today announced it has appointed Sandeep Mathrani, the Chief Executive Officer of WeWork, and Desiree Ralls-Morrison, the Senior Vice President, General Counsel and Corporate Secretary at Boston Scientific Corporation, to the company’s board of directors.

“Sandeep and Desiree are joining our board at a pivotal time in the company’s history, as we continue to meet the evolving needs of our customers, our employees and our other key stakeholders,” said Ed Stack, Chairman and Chief Executive Officer of DICK’S Sporting Goods. “They bring a variety of relevant experiences to our board, and we are very confident their contributions will have a meaningful and lasting impact on our company.”

“I am pleased to join the board of DICK’S Sporting Goods as the company continues to integrate its online and brick and mortar strategy,” said Mathrani. “DICK’S has a tremendous opportunity to further cement its lead in the sporting goods industry, accelerate its digital and in-store capabilities and drive value for customers and shareholders.”

“I’m delighted to be joining the board at DICK’S at a time of such dynamic growth for the company,” said Ralls-Morrison. “I look forward to working with the management team, Sandeep and the other directors to advance the company’s legacy of leadership in this new chapter – and expand what it means for American corporations to create value and drive innovation.”

DICK’S also announced that Vincent C. Byrd and Allen R. Weiss have stepped down from its board, after a combined nearly 17 years of service.

“We greatly appreciate Vince and Al’s leadership and the valuable insights they provided to our board and our company during their tenure,” said Stack. “They were instrumental in helping guide DICK’S Sporting Goods through a period of exceptional growth. On behalf of our entire leadership team, we thank them for their service and wish them well in their future endeavors.”

About Sandeep Mathrani

Mathrani has been the WeWork CEO and a member of its board since February 2020. Prior to WeWork, he served as CEO of Brookfield Properties Retail Group and as Vice Chairman, Brookfield Properties. Prior to that, he served as CEO of GGP Inc. for eight years, during which he oversaw the company’s strategic rebranding in 2017 to a retail real estate company, as well as the successful $9.25 billion acquisition of GGP by Brookfield Property Partners in 2018.

Before joining GGP in 2010, Mathrani was President of Retail for Vornado Realty Trust, where he oversaw the firm’s U.S. retail real estate division. Before that, he spent nearly a decade as Executive Vice President at Forest City Ratner.

Mathrani serves on the executive board and the board of trustees for the International Council of Shopping Centers, the executive board and 2019 chair of the National Association of Real Estate Investment Trusts, as well as on the board of directors for Host Hotels & Resorts, Inc.

He holds a Master of Engineering, Master of Management Science and Bachelor of Engineering from Stevens Institute of Technology.

About Desiree Ralls-Morrison

In her current role, Ralls-Morrison provides legal leadership across Boston Scientific’s global business and oversees the company’s global compliance function.

Prior to joining Boston Scientific in 2017, Ralls-Morrison held leadership positions at several Fortune 500 class corporations: Senior Vice President and General Counsel at Boehringer Ingelheim USA; General Counsel, Consumer Sector at Johnson & Johnson; and Associate Counsel at Merck, among others.

Ralls-Morrison has been widely recognized for her professional achievements. She was recently selected for the Financial Times 2020 “Global GC27” list of most innovative general counsels, and Black Enterprise magazine named her one of the “Most Powerful Women in Corporate America” in 2019.

Ralls-Morrison is currently a member of the board of directors of The Partnership, Inc., and sits on the executive committee of The New Commonwealth Racial Equity and Social Justice Fund of Massachusetts, of which she is a founding member.

Ralls-Morrison holds a B.A. in economics and political science from Wesleyan University and a J.D. from Harvard Law School.

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About DICK'S Sporting Goods, Inc.
Founded in 1948, DICK'S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of August 1, 2020, the Company operated 726 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated teammates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Lodge/Outdoor, Fitness and Footwear.

Headquartered in Pittsburgh, PA, DICK’S also owns and operates Golf Galaxy and Field & Stream specialty stores, as well as GameChanger, a youth sports mobile app for scheduling, communications and live scorekeeping. DICK'S offers its products through a content-rich eCommerce platform that is integrated with its store network and provides customers with the convenience and expertise of a 24-hour storefront. For more information, visit the Investor Relations page at dicks.com.

CONTACTS: DICK’S Sporting Goods, 724-273-5552, press@dcsg.com

Category: Financial